Exhibit 15.1

awareness letter of Independent Registered Public Accounting Firm

We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the unaudited interim financial information of Real Goods Solar, Inc. for the periods ended June 30, 2017 and 2016, as indicated in our report dated August 14, 2017; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended June 30, 2017, is incorporated by reference in Registration Statements on Form S-1 (No. 333-211915), Forms S-3 (Nos. 333-189500, 333-197766, 333-198238, 333-206271, 333-215985, and 333-218581), and Forms S-8 (Nos. 333-153642, 333-186722, 333-193663, and 333-208106).

We are also aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ Hein & Associates LLP

Denver, Colorado

August 14, 2017